Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. CLOSES APPALACHIAN JOINT VENTURE

DALLAS, TEXAS, June 1, 2010…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it closed its Appalachian joint venture (“JV”) with BG Group plc (LSE:BG.L) (“BG Group”). The total purchase price paid by BG Group to EXCO at the closing was $835.2 million, which is subject to customary post-closing purchase price adjustments.

Cash proceeds received at the closing were used to reduce the outstanding balance under EXCO’s credit facility, to fund EXCO’s share of an operating account for the JV, to pay transaction costs and expenses and for other general corporate purposes. The borrowing base under EXCO’s credit facility was reduced from $1.3 billion to $1.2 billion as a result of the consummation of this transaction.

EXCO was advised by Goldman, Sachs & Co. in this transaction.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.